Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the use of our Independent Auditors’ Report dated October 3, 2014 on the consolidated financial statements of MCRS Holdings, Inc., a wholly owned subsidiary of MCMC Holdings, LLC, as of and for the years ended December 31, 2013 and 2012 included in this Registration Statement on Amendment No. 1 to Form S-1 (No. 333-200972), which included an emphasis of matter paragraph related to significant related party transactions with MCMC Holdings, LLC. We also consent to the reference of our firm under the heading of “Experts” in the prospectus.

/s/ Mayer Hoffman McCann P.C.

Boston, Massachusetts

January 6, 2015